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                                                                   Exhibit 16.1

Letter from KPMG LLP to SEC dated March 27, 2001





March 27, 2001

Securities and Exchange Commission
Washington DC  20549



Ladies and Gentlemen:

We were previously principal accountants for New Generation Holdings, Inc. and, under the date of March 30, 2000, we reported on the financial statements of New Generation Holdings, Inc. as of December 31, 1999 and for the period from April 15, 1999 (date of inception) through December 31, 1999. On March 21, 2001, we resigned. We have read New Generation Holdings, Inc.'s statements included under
Item 4 of its Form 8-K dated March 27, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors.

Very truly yours,



KPMG LLP



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